PRA ACQUIRES MACKENZIE HALL HOLDINGS, EXPANDS PRESENCE TO UNITED KINGDOM

NORFOLK, Va. – Jan. 16, 2012 – Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a specialized financial and business services company and market leader in the consumer debt purchase and collection industry, today announced that it has acquired Mackenzie Hall Holdings Ltd., a leading UK debt collection and purchase group.

Under the terms of the transaction, Portfolio Recovery Associates (PRA) purchased 100% of the equity interest in Mackenzie Hall Holdings, Ltd. for a maximum price of £33.5 million (approximately $51 million) in cash. PRA anticipates the acquisition will be immediately accretive to earnings. The Company intends to discuss the acquisition further during its fourth-quarter 2011 earnings call.

Based in Kilmarnock, Scotland, Mackenzie Hall offers outsourced and contingent consumer debt recovery on behalf of banks, credit providers and debt purchasers, as well as distressed and dormant niche portfolio purchasing. The Company employs approximately 170 people at its headquarters and contact center in Kilmarnock.

“This acquisition expands PRA’s presence into new geographic markets, further diversifying our revenue and available service offerings,” said Steve Fredrickson, chairman, president and chief executive officer of PRA. “Our plan includes providing both expertise and capital to the Mackenzie Hall team, permitting them to accelerate their already impressive track record of growth and innovation. I’m proud to welcome all of Mackenzie Hall’s employees to the PRA team.”

Paul Mackenzie, chief executive of Mackenzie Hall Holdings Ltd., welcomed the acquisition, stressing that PRA’s investment would ensure continuity and financial strength. “This deal confirms Mackenzie Hall’s position as the UK’s most exciting and progressive consumer debt collection and debt purchase agency,” he said. “It provides us with unparalleled support in our pursuit of accelerated growth, both in our core contingent collections service, which remains at the heart of the business, and in our ongoing purchase of niche portfolios.”

Mr. Mackenzie and his executive management team have entered into long-term employment agreements with PRA.

About Mackenzie Hall Holdings

Mackenzie Hall Holdings Ltd. is one of the UK’s fastest-growing businesses in consumer debt recovery. Founded in 2003 by Chief Executive Paul Mackenzie, Mackenzie Hall today comprises Mackenzie Hall Ltd., outsourced and contingent consumer debt recovery specialists operating on behalf of a wide range of banks, credit providers and debt purchasers; Mackenzie Hall Debt Purchase Ltd., purchasers of distressed and dormant niche portfolios; and doorstep collections agency Meritforce Ltd. The award-winning company is based in Kilmarnock, Scotland, employing approximately 170 people at its headquarters and contact center. For additional information, please visit www.mackenziehallgroup.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates, Inc. (PRA) is a specialized financial and business services company. A market leader in the consumer debt purchase and collection industry, PRA also provides through its subsidiaries a broad range of fee-based services, including revenue enhancement for local governments; vehicle location, skip-tracing and collateral recovery for auto lenders; and filing of class action claims on behalf of institutional investors and non-securities clients. PRA has a longstanding culture of compliance, engaging collaboratively with its more than 27 million customers to create realistic, affordable repayment plans. The Company has operations in 10 states, and more than 2,500 employees.

PRA has been named to the Forbes 100 Best Small Companies in America annual rankings list for five consecutive years (2007 — 2011). It was ranked as one of BusinessWeek’s 100 Hot Growth Companies in 2003, 2004 and 2007, and was recognized by Fortune as one of America’s Top Small Businesses in 2006 and 2007. The Company’s shares are publicly traded on the NASDAQ Global Select Market under the symbol “PRAA.” Additional information about Portfolio Recovery Associates is available at www.portfoliorecovery.com.

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Media Contact:
Ray Atkinson
Assistant Vice President, Corporate Communications
Portfolio Recovery Associates
raatkinson@portfoliorecovery.com
(757) 351-3264